EXECUTION VERSION

Banc of America Leasing & Capital, LLC                 Amended and Restated Master Loan and Security
Agreement Number: 27108-70000

This Amended and Restated Master Loan and Security Agreement (this "Loan Agreement"), dated as of April 4, 2016, is by and among Bank of America, N.A., having an office at 135 South LaSalle Street, Mail Code: IL4-135-09-61, Chicago, Illinois 60604, as agent for Lender ("Agent"), Banc of America Leasing & Capital, LLC, a Delaware limited liability company having an office at Hunt Valley II, 11333 McCormick Road, Hunt Valley, MD 21031 for itself (together with its permitted successors and assigns, including the Assignee Lenders under the Assignment Agreement (defined below), "Lender"), and CSC Asset Funding I LLC, a limited liability company existing under the laws of the state of Delaware ("Borrower"), and having its chief executive office and any organizational identification number as specified with its execution of this Loan Agreement below, and consented to and acknowledged by Computer Sciences Corporation, a corporation existing under the laws of the state of Nevada, as guarantor ("Guarantor”). Agent, Lender, Borrower and Guarantor are parties to a Master Loan and Security Agreement, dated as of May 28, 2014 (as amended prior to the date hereof, the “Existing Loan Agreement”). Subject to the satisfaction of the conditions set forth in Section 1 below, the parties hereto agree to amend and restate the Existing Loan Agreement as herein set forth. Certain defined terms used herein are identified in bold face and quotation marks throughout this Loan Agreement and in Section 18 below. This Loan Agreement sets forth the terms and conditions for the financing of Equipment between Lender and Borrower pursuant to one or more promissory notes incorporating by reference the terms of this Loan Agreement, together with all exhibits, addenda, schedules, certificates, riders and other documents and instruments executed and delivered in connection with such equipment note (each, an "Equipment Note"; provided that each Existing Equipment Note shall constitute an Equipment Note hereunder). Each Equipment Note constitutes a separate, distinct and independent financing of Equipment and contractual obligation of Borrower. Lender shall not be obligated under any circumstances to make any Advance (as hereinafter defined) or to enter into any Equipment Note if there shall have occurred a Default or an Event of Default.
1.    Amendment and Restatement; Effectiveness. The amendment and restatement of the Existing Loan Agreement in the form hereof shall become effective (the “Closing Date”) upon (i) execution of this Loan Agreement by Agent, Lender, Borrower and Guarantor, (ii) execution of the Guaranty by Guarantor, (iii) execution of the Assignment Agreement by all parties thereto, (iv) receipt by Borrower of the duly executed Master Assignment and Assumption, dated as of the Closing Date, among Citizens Asset Finance, Inc. (formerly known as RBS Asset Finance, Inc.) (“Citizens”), U.S. Bank Equipment Finance, a division of U.S. Bank National Association (“U.S. Bank”) and Sumitomo Mitsui Banking Corporation (“SMBC”), as assignors, the other financial institutions party thereto, as assignees, and Agent, in the form of Annex I hereto and (iv) an opinion letter of inhouse counsel to Guarantor. On the Closing Date, (i) this Loan Agreement shall amend and restate the Existing Loan Agreement, (ii) each Existing Equipment Note shall constitute an Equipment Note hereunder and (iii) each Existing Advance shall be deemed to be an Advance hereunder (and shall constitute usage of the Maximum Loan Amount). For the avoidance of doubt, (A) each Existing Equipment Note shall be governed by this Loan Agreement but shall otherwise remain payable on the terms set forth therein and (B) the portion of each Existing Advance that remains unpaid on the Closing Date shall remain owing hereunder and under the applicable Existing Equipment Note pursuant to the terms of such Existing Equipment Note.
2.    Equipment Notes; Grant of Security Interest. Lender agrees to finance Equipment described in one or more Equipment Notes entered into from time to time, together with all other documentation required pursuant to Section 4 hereunder, by making Advances to Borrower evidenced by Equipment Notes in an aggregate principal amount not to exceed ONE HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($150,000,000) (the "Maximum Loan Amount"). To secure the punctual payment and performance of Borrower’s Obligations under each Equipment Note and, as a separate grant of security, to secure the payment and performance of all other Obligations owing to Lender, Borrower grants to Agent, for the benefit of itself and Lender, a continuing security interest in all of Borrower's right, title and interest in and to all Equipment, together with: (i) all parts, attachments, accessories and accessions to, substitutions and replacements for, each item of Equipment; (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any Equipment to third parties, or otherwise resulting from the possession, use or operation of any Equipment by third parties, including instruments, investment property, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to any Equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, letter of credit rights and supporting obligations; (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising ((i) through (vi), the "Equipment Collateral") and (vii) each Lease (as defined below) (the "Lease Collateral" and, together with the Equipment Collateral, the "Collateral"); provided, however, that the Collateral shall not include (A) any software or other property to the extent that a grant of a security interest therein is prohibited by (x) applicable law of any relevant jurisdiction or (y) any license, lease or other agreement or (B) any software that is incorporated into the Equipment by Borrower, Guarantor or any of Guarantor’s

Subsidiaries following purchase of such Equipment by Borrower from the Vendor thereof ((A) and (B), collectively, "Excluded Assets"). Borrower intends to lease, or has leased, all Equipment to Guarantor, Guarantor’s Subsidiaries or, other persons pursuant to one or more equipment lease agreements (as amended, restated or otherwise supplemented from time to time and including any exhibits or schedules thereto, each, a "Lease"). Lender and Agent consent to each Lease. Agent’s security interest in all Collateral relating to Equipment set forth in any Equipment Note shall terminate upon the payment of all Obligations of Borrower under such Equipment Note (other than contingent indemnification obligations with respect to which no claim has been made) and Agent shall promptly, upon such termination, furnish and/or file any applicable partial release, amendment or termination statements relating thereto. Borrower shall have no right to sell any Equipment (other than to fully pay the related Equipment Note) unless all Obligations under the Equipment Note relating to such Equipment have been paid (other than contingent indemnification obligations with respect to which no claim has been made), it being understood that the foregoing shall not restrict any lease by Borrower of such Equipment as long as such lease constitutes Lease Collateral and Lender’s security interest in such Equipment Collateral shall only be released upon payment in full of all Obligations under the Equipment Note relating to such Equipment Collateral (other than contingent indemnification obligations with respect to which no claim has been made).
3.    Advances; Fees. From the Closing Date through November 29, 2016 (the "Drawdown Period"), Borrower may request advances hereunder (each, an "Advance" and together, the "Advances"; provided that each Existing Advance shall constitute an Advance hereunder), not more frequently than one (1) Advance per calendar month (it being understood that (i) each Advance may be comprised of advances pursuant to multiple Equipment Notes and (ii) the Existing Advances shall not constitute Advances for purposes of the forgoing limitation) which Advances collectively may not exceed the Maximum Loan Amount. Neither Agent nor Lender shall have any obligation to determine whether any person requesting an Advance is or has been authorized by Borrower. Each Advance shall be evidenced by an Equipment Note for the amount of such Advance, and dated as of the date of such Advance (each an "Advance Date"). Each Equipment Note shall be fully amortizing and have a term not to exceed sixty (60) months following the applicable Advance Date corresponding to such Equipment Note. During the Drawdown Period, Borrower shall pay Lender a fee equal to fifteen hundredths percent (0.15%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Maximum Loan Amount (the "Unused Fee"), which Unused Fee shall be calculated on a quarterly basis by Lender and shall be due and payable by Borrower in arrears on the last Business Day of each calendar quarter commencing on June 30, 2016. The final Unused Fee shall be payable to Lender on December 31, 2016 unless the Maximum Loan Amount is reduced to zero prior to October 1, 2016.
4.     Conditions to Funding each Advance. In order to request an Advance during the Drawdown Period, Borrower shall submit an executed borrowing certificate in the form of Exhibit A attached hereto and all related materials required herein, to Agent on or prior to the first business day of the month in which such Advance is to occur (or such later date as Lender may agree in its sole discretion). As long as Agent has received such borrowing certificate and the documentation required by clause (b) below with respect to such Advance by such date, subject to the satisfaction of the conditions set forth in clause (a) below on the date of such funding, the funding of the Advance shall occur on the 15th day of such month, or, if the 15th day is not a Business Day, on the next Business Day thereafter. The proceeds of each Advance shall be made by Agent to an account of Borrower specified in advance to Agent by Borrower. The obligation of Lender to make each Advance requested by Borrower hereunder is subject to the fulfillment of each of the following conditions:
(a) Compliance. The representations and warranties contained herein and in each Related Agreement shall be correct in all material respects on and as of such Advance Date (except those representations and warranties that expressly relate to a prior date, which shall be correct in all material respects as of such prior date) and, on and as of such Advance Date, no Default or Event of Default shall have occurred and be continuing.
(b) Documentation. Lender shall have received each of the following in connection with such Advance: (i) the executed Equipment Note relating to such Advance, (ii) the executed chattel paper original of the applicable Lease relating to the Equipment and securing such Equipment Note and (iii) insurance certificates complying with Section 9.
5.    Payments. Each Equipment Note shall provide for scheduled "Payments" of principal and interest payable by Borrower to Lender in the amounts and at the times during the "Equipment Note Term" through and including the "Maturity Date", all as provided in such Equipment Note. All payments made pursuant to any Equipment Note shall be paid to Agent for the benefit of Lender. All payments received by Agent after 1:00 p.m. Eastern on any due date shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue. If any Payment or other amount payable hereunder is not paid within 5 days of its due date, Borrower shall pay an administrative late charge of 2% of the amount not timely paid. All Payments and other amounts payable under an Equipment Note shall be made in immediately available funds at Agent’s address above or such other place as Agent shall specify in writing. Borrower shall have the right to prepay any Equipment Note as provided therein. It is the intention of Lender to comply with all applicable usury laws and, accordingly, it is agreed that notwithstanding anything to the contrary contained herein or in any Equipment Note, in no event shall any provision herein or therein require or permit interest in excess of the maximum amount permitted by applicable law. If necessary to give effect to these provisions, Lender will, at its option, in accordance with applicable law, either refund any amount to Borrower to the extent in excess of that allowed by applicable law, or credit such excess amount against the then unpaid principal balance under the applicable Equipment

Note(s). Unless otherwise provided herein, all amounts received under any Equipment Note will be applied, first, to accrued late charges, fees and other costs and expenses due and owing, second, to accrued interest and, third, to unpaid principal.
6.    Unconditional Financing; Disclaimer Of Warranties. Borrower’s Obligations under each Equipment Note (i) shall be non-cancelable, absolute and unconditional under all circumstances for the entire Equipment Note Term relating to such Equipment Note, (ii) shall be unaffected by the loss or destruction of any Equipment, and (iii) shall not be subject to any abatement, deferment, reduction, set-off, counterclaim, recoupment or defense for any reason whatsoever. NEITHER LENDER NOR AGENT IS A VENDOR OR AGENT OF ANY VENDOR, OR HAS ENGAGED IN THE SALE OR DISTRIBUTION OF ANY EQUIPMENT. NEITHER LENDER NOR AGENT MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO TITLE, MERCHANTABILITY, PERFORMANCE, CONDITION, EXISTENCE, FITNESS OR SUITABILITY FOR BORROWER'S PURPOSES OF ANY EQUIPMENT, THE LACK OF PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENTS, THE CONFORMITY OF THE EQUIPMENT TO THE DESCRIPTION THEREOF IN ANY EQUIPMENT NOTE OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EQUIPMENT. If any Equipment is not delivered or properly installed, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason, Borrower shall make all claims on account thereof solely against Vendor and not against Lender or Agent. Borrower is solely responsible for the selection, shipment, delivery and installation of the Equipment and its Vendors, expressly disclaims any reliance upon any statements or representations made by Agent or Lender in connection therewith, and has received and approved the terms of any purchase orders, warranties, licenses or agreements with respect to the Equipment. To the extent that the manufacturer of Equipment provides any warranties with respect thereto, Borrower shall be entitled (but not required) to enforce such warranties and obtain at its own expense the customary services furnished by the manufacturer in connection with the Equipment.
7.    Use; Maintenance; Location; Inspection. Borrower shall: (i) use, operate, protect and maintain the Equipment (a) in good operating order, repair, condition and appearance, in the same condition as when received, ordinary wear and tear excepted, (b) consistent with prudent industry practice (but in no event less than the extent to which Borrower maintains other similar equipment in the prudent management of its assets and properties), and (c) in compliance with all applicable insurance policies, laws, ordinances, rules and regulations and (ii) keep proper books and records regarding the use, operation, maintenance and repair of the Equipment in a manner consistent with prudent industry practice. Unless Lender so agrees to the contrary in its sole discretion, the Equipment shall be used only within the 48 contiguous United States, solely for business purposes (and not for any consumer, personal, home, or family purpose), and shall not be abandoned or used for any unlawful purpose. Notwithstanding the foregoing, Lender hereby agrees that Borrower may use the Software in the Permitted Jurisdictions. Except to the extent constituting Excluded Assets, any replacement or substitution of parts, improvements, upgrades, or additions to the Equipment during the Equipment Note Term shall be part of the Collateral subject to Agent’s security interest and subject to the applicable Equipment Note, except that if no Event of Default exists, Borrower may at its expense remove improvements or additions provided by Borrower that can be readily removed without impairing the value, function or remaining useful life of the Equipment. Borrower may remove improvements or additions constituting Excluded Assets from the Equipment at any time. Lender shall have the right (at its sole cost and expense) to enter during normal business hours any premises owned or leased by Guarantor or any of its Subsidiaries (including Borrower) where Equipment is located and inspect such Equipment (together with related books and records) at any reasonable time with reasonable prior notice to Guarantor and Borrower.
8.    Loss and Damage. Borrower assumes all risk of any damage to or loss, theft, confiscation or destruction of any Equipment from any cause whatsoever (a "Casualty"). On a quarterly basis within 60 days of the end of such quarter, Borrower shall notify Lender by submitting a written report (such quarterly reports, the “Equipment Casualty Reports”) of all Casualties relating to the Equipment that occurred in such quarter, to the extent that such Casualties have been reported to Guarantor’s asset management personnel in the ordinary course at least 15 days prior to the date of such report (such Equipment listed in the Equipment Casualty Reports hereinafter referred to as, the “Casualty Equipment”). Borrower shall at its option prior to the date of the next scheduled Equipment Casualty Report, (a) replace such Casualty Equipment with a similar item reasonably acceptable to Lender having an equivalent or greater value, utility and remaining useful life of the Casualty Equipment so replaced, and provide Lender with the make, model, vintage, serial number and all other information relating to such replacement Equipment reasonably required by Lender, whereupon such replacement items shall constitute Equipment and Collateral for all purposes hereunder and the applicable Equipment Note, (b) place such Casualty Equipment in good repair, condition and working order or (c) pay Agent the Prepayment Amount for such Casualty Equipment not addressed by paragraph (a) or (b) above, together with the Payment scheduled for payment on such date, and all accrued interest, late charges and other amounts then due and owing under the applicable Equipment Note. Upon a payment contemplated by paragraph (c) above, the Equipment Note with respect to the applicable Equipment shall be deemed discharged, and Agent’s security interest in such Equipment shall terminate (it being understood that if less than all Equipment under the applicable Equipment Note is treated in accordance with paragraph (c) above, (i) the Prepayment Amount with respect to any such item of Casualty Equipment shall be calculated by reference to the allocable portion of the unpaid principal balance of the applicable Equipment Note, as reasonably determined by Lender (in consultation with Borrower), and (ii) the remaining Payments under the Equipment Note shall be proportionately reduced as reasonably calculated by Lender (in consultation with Borrower) upon Agent’s receipt of the payments described in paragraph (c) above).

9.    Insurance. Borrower, at its own expense, shall keep each item of Equipment insured against all risks for its replacement value, and in no event less than its Prepayment Amount, and shall maintain public liability and, with respect to any Equipment that is over-the-road vehicles, automotive liability insurance against such risks and for such amounts as Lender may reasonably require. All such insurance shall (a) be with companies rated “A-” or better by A.M. Best Company, (b) specify Agent, for the benefit of Lender, as an additional insured (liability insurance) or loss payee (property insurance) and provide that it may not be canceled or materially altered in any way that would adversely affect the interest of Lender without at least 30 days' prior written notice to Agent (10 days' in the case of nonpayment of premium), (c) be primary, without right of contribution from any other insurance carried by Agent and contain waiver of subrogation and “breach of warranty” provisions, and (d) provide that all amounts payable by reason of loss or damage to Equipment shall be payable solely to Agent for the benefit of Lender, unless Lender otherwise agrees. Borrower shall provide Lender with evidence of the required insurance in the form of Certificates of Insurance upon the execution of any Equipment Note and promptly upon any renewal of any required policy.
10.    Indemnities; Taxes. Borrower's indemnity and reimbursement obligations set forth below shall survive the cancellation, termination or expiration of any Equipment Note or this Loan Agreement.
(a) General Indemnity. Borrower shall indemnify, on an after-tax basis, defend and hold harmless Agent and Lender, and their respective officers, directors, employees, agents and affiliates ("Indemnified Persons") in connection with any expenses, losses, claims, damages or liabilities to which Agent, Lender or such Indemnified Persons may become subject (other than taxes, for which the provisions of Section 10(b) shall apply instead), insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Loan Agreement or arise from any use or intended use of the proceeds of the Advances, or in any way arise out of activities of Borrower that violate environmental laws, and to reimburse Agent, Lender and each Indemnified Person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not Agent or Lender or any such person is a party to any action or proceeding out of which any such expense arises); provided that nothing in this Section shall obligate Borrower to pay the normal expenses of Lender in the administration of this Loan Agreement (or the issuance of any Equipment Note or the making of any Advance, in each case after the Closing Date) in the absence of pending or threatened litigation or other proceedings or the claims or threatened claims of others and then only to the extent arising therefrom. Notwithstanding the foregoing, Borrower shall have no obligation hereunder to an Indemnified Person with respect to indemnified liabilities which have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined by a final and nonappealable judgment by a court of competent jurisdiction, or which have resulted from a claim brought by Borrower against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder in which Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, any of Borrower’s equity holders or creditors, an Indemnified Person or any other person or entity, whether or not an Indemnified Person is otherwise a party thereto.
(b) General Tax Indemnity. Borrower shall pay or reimburse Lender, and indemnify, defend and hold Lender harmless from, on an after-tax basis, all taxes, assessments and other like governmental charges paid or required to be paid by Lender or Borrower in any way arising out of or related to the Equipment or any Equipment Note before or during the Equipment Note Term or after the Equipment Note Term following an Event of Default, including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges ("Impositions"), excluding only Impositions based on Lender's net income, provided that (i) this Section 10(b) shall not apply with respect to any withholding taxes imposed on or with respect to Lender to the extent that Lender is not a “United States person” within the meaning of the Code, and (ii) Lender shall reasonably cooperate with Borrower, including by providing any necessary forms or information, to avoid or minimize any such taxes, assessments, fees or other governmental charges. Upon Lender's request, Borrower shall furnish proof of its payment of any Imposition.
11.    Borrower Representations and Agreements. Borrower represents, warrants and agrees that: (a) the sole purpose to be conducted or promoted by Borrower since its organization is to engage in the following activities: (i) to acquire, own, hold, and lease the Equipment; (ii) to enter into and perform its obligations under each Lease, the Loan Agreement, the Related Agreements, the Existing Loan Agreement and the “Related Agreements” (as defined in the Existing Loan Agreement); and (iii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes; (b) Borrower’s chief executive office and notice address, taxpayer identification number and any organizational identification number is as described with its execution of this Loan Agreement below; (c) Borrower shall notify Lender in writing within 10 Business Days after changing its legal name, state of organization, chief executive office location or organizational identification number; (d) Borrower is duly organized and existing and, except to the extent the failure to do so would not have a Material Adverse Effect, in good standing under the laws of the state described above and, except to such extent all other jurisdictions where legally required in order to carry on its business and shall, except to the extent the failure to do so would not have a Material

Adverse Effect, (x) maintain its good standing in all such jurisdictions and (y) conduct its businesses and manage its properties in compliance with all applicable laws, rules or regulations binding on Borrower; (e) the execution, delivery and performance of this Loan Agreement, each Equipment Note and Related Agreement to which it is a party has been duly authorized by Borrower, each of which are and will be binding on and enforceable against Borrower in accordance with their terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) concepts of reasonableness and (iii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and do not and will not, except to the extent that any such contravention would not have a Material Adverse Effect, contravene any other instrument or agreement binding on Borrower; (f) there is no pending litigation, tax or environmental claim, proceeding, dispute or regulatory or enforcement action (and Borrower shall promptly notify Lender of any of the same that may hereafter arise) that could reasonably be expected to have a Material Adverse Effect and (g) Borrower has the power and authority to execute, deliver and perform its obligations under this Loan Agreement and the Related Agreements.
12.    Borrower’s Covenants; Special Purpose Entity; No Other Business. Notwithstanding anything to the contrary herein or in any Related Agreement or in any other document governing the formation, management or operation of Borrower, Borrower shall not (i) guarantee any obligation of any Person, or become obligated for the debts of any other Person (other than tax and ERISA liabilities arising by operation of law) or hold out its credit as being available to pay the obligations of any other Person; (ii) incur, create or assume any indebtedness or liabilities other than (x) as permitted hereunder and (y) tax and ERISA liabilities arising by operation of law; (iii) form, acquire or hold any Subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other Person; or (iv) own any asset or property other than the Collateral and Excluded Assets. Borrower agrees to observe all customary and usual requirements to maintain a legal entity separate and distinct from any other entity in order to avoid any confusion or potential consolidation with any other Person.
13.     Title; Personal Property. Borrower shall be the sole owner of Equipment free and clear of all Liens, other than Permitted Liens. Borrower will not create or permit to exist any Lien on any Equipment except for Permitted Liens. The Equipment shall remain personal property of Borrower at all times, notwithstanding the manner in which it may be affixed to realty. Borrower shall obtain and record such instruments and take such steps as may be necessary to prevent any creditor, landlord, mortgagee or other entity (other than Agent) from having any Lien on any Equipment other than Permitted Liens.
14.    Default. Each of the following (a "Default") shall, with the giving of any notice or passage of any time period specified, constitute an "Event of Default" hereunder and under all Equipment Notes: (1) Borrower fails to pay any Payments, the Unused Fee or other amount owing hereunder or under any Equipment Note within 5 days of its due date; (2) Borrower breaches its obligations set forth in Section 12 or 13 hereof or Guarantor breaches its obligations set forth in Section 12 of the Guaranty; (3) Borrower fails to perform or comply with any other covenant or obligation under this Loan Agreement, any Equipment Note or Related Agreement (other than those specified in clause (1) or (2) above) except to the extent the failure to do so would not have a Material Adverse Effect or Guarantor fails to comply with any covenant or obligation under the Guaranty (other than those specified in clause (2) above), and, in each case, such failure continues for 30 days after written notice thereof by Lender to Borrower and Guarantor; (4) any representation or warranty made to Lender by Borrower in connection with this Loan Agreement, any Equipment Note or Related Agreement, or by Guarantor pursuant to the Guaranty (including financial statements) proves to have been incorrect in any material respect when made; (5) Borrower (w) dissolves, liquidates or ceases or suspends the conduct of business or ceases to maintain its existence, (x) enters into any merger or consolidation with, or sells or, other than in accordance with Section 2 hereof, transfers all or any substantial portion of its assets to or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, or (y) enters into or suffers any transaction or series of transactions as a result of which Borrower is not directly or indirectly controlled by Guarantor; (6) Borrower or Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Borrower or Guarantor shall take any corporate to authorize any of the actions set forth above in this subsection (6); (7) Guarantor shall fail to pay any principal of or premium or interest on any of its Debt (or Debt guaranteed by Guarantor) which is outstanding in a principal amount of at least $250,000,000 in the aggregate (but excluding, in each case, indebtedness arising under this Loan Agreement or the Guaranty), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt (or guarantee); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt (or guarantee) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt (or guarantee); or any such Debt (or guarantee) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or (8) any attempted repudiation in writing of the Guaranty by Guarantor. Borrower shall promptly following obtaining knowledge thereof notify Lender in writing of any Default or Event of Default.
15.    Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, Lender or, with respect to subsections (2), (4) and (5) below, Agent, may, in its discretion, exercise any one or more of the following remedies with respect to any or all Equipment Notes or Equipment: (1) accelerate the maturity of any Equipment Note and declare the Prepayment Amount thereof to be immediately due and payable together with accrued interest or other amounts due and owing thereunder; (2) cause Borrower to promptly discontinue use of or disable any Equipment, and, at Borrower’s expense, have the Equipment assembled, prepared and adequately protected for shipment (together with all related manuals, documents and records, and any other Collateral), and either surrendered to Agent in place or shipped (freight and insurance pre-paid) to such location as Agent may designate within the forty-eight contiguous United States, in the condition required under Section 7 hereof, qualified for the manufacturer’s (or its authorized servicing representative’s) then available service contract or warranty, and able to be put into immediate service and to perform at manufacturer's rated levels (if any); (3) remedy such Event of Default or proceed by court action, either at law or in equity, to enforce performance of the applicable provisions of any Equipment Note; (4) with or without court order (but without breach of the peace), enter upon the premises where Equipment is located and repossess and remove the same, all without liability for damage to such premises or by reason such entry or repossession, except for Agent’s gross negligence or willful misconduct; (5) dispose of any Equipment in a public or private transaction, or hold, use, operate or keep idle the Equipment, free and clear of any rights or interests of Borrower therein; (6) recover direct damages for the breach of any Equipment Note (but not indirect, special, consequential or punitive damages), including the payment of all unpaid principal, accrued interest and other amounts payable thereunder, and all costs and expenses incurred by Lender or Agent in exercising its remedies or enforcing its rights thereunder (including all reasonable attorneys’ fees and expenses ("Attorneys’ Fees")); (7) without notice to Borrower, apply or set-off against any Obligations all security deposits, advance payments, proceeds of letters of credit, certificates of deposit (whether or not matured), securities or other additional collateral held by Lender or otherwise credited by or due from Lender to Borrower; or (8) pursue all other remedies provided under the UCC or other applicable law. Borrower shall pay interest equal to the lesser of (a) 3.0% per annum above the interest rate otherwise applicable, or (b) the highest rate permitted by applicable law ("Default Rate") on (i) any amount other than Payments owing under any Equipment Note and not paid when due, (ii) any Payment not paid within 30 days of its due date, and (iii) any amount required to be paid upon acceleration of any Equipment Note under this Section 15. Any payments received by Agent or Lender after an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all of Agent’s and Lender's costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the satisfaction of all outstanding Obligations; and (C) the balance, if any, shall be disbursed to Borrower unless otherwise required by law. Agent or Lender, as applicable, shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency with respect to the Obligations.
(b) No remedy referred to in this Section 15 shall be exclusive, each shall be cumulative (but not duplicative of recovery of any Obligation) and in addition to any other remedy referred to above or otherwise available to Agent or Lender, as applicable, at law or in equity, and all such remedies shall survive the acceleration of any Equipment Note. Agent or Lender’s exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Agent or Lender from further exercise of that remedy or any other available remedy. No extension of time for payment or performance of any Obligation shall operate to release, discharge, modify, change or affect the original liability of Borrower for any Obligations, either in whole or in part. Agent or Lender, as applicable, may proceed against any Collateral or Guarantor, or may proceed contemporaneously or in the first instance against Borrower, in such order and at such times following an Event of Default as Lender determines in its sole discretion. In any action to repossess any Equipment or other Collateral, Borrower waives any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lender's intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor, or any other notice whatsoever (other than notices of Default specifically required of Lender pursuant to Section 14 above) are waived by Borrower and Guarantor. Any notice given by Agent or Lender of any disposition of Collateral or other intended action of Agent or Lender which is given in accordance with this Loan Agreement at least 10 Business Days prior to such action, shall constitute fair and reasonable notice of such action.
16.     Assignment. Lender may assign or transfer any of Lender's interests in any Equipment Note to any Assignee Lender (as defined in the Assignment Agreement) in accordance with the terms of the Assignment Agreement. Borrower shall not sell, assign, pledge, hypothecate or in any way dispose of any of its rights or obligations under any Equipment Note without Lender's prior written consent. Any such purported sale, assignment, pledge, hypothecation or disposal by Borrower made without Lender’s prior written consent shall be null and void.
17.    Financial and Other Data. During any Equipment Note Term, Borrower shall (i) maintain books and records in accordance with GAAP and (ii) furnish Lender all financial information and reports and such other information as Lender may reasonably request concerning Borrower or the Equipment or its condition, location, use or operation.
(b) Borrower represents and warrants that all information and financial statements at any time furnished to Lender pursuant to clause (a) above are accurate in all material respects at the time furnished.
18.    Definitions
As used herein, the following terms shall have the meanings assigned or referred to them below:
"Agent" means Bank of America, N.A., as agent for the Assignee Lenders under the Assignment Agreement.
"Assignment Agreement" means the Amended and Restated Assignment Agreement dated as of April 4, 2016 among the Assignee Lenders (as defined therein) party thereto, Agent, Borrower and Guarantor (as amended, amended and restated, supplemented or otherwise modified from time to time).
"Business Day" means any day other than Saturday, Sunday, and any other day on which commercial banking institutions in the states of New York, Virginia, Rhode Island, North Carolina and Minnesota and are either authorized or required to remain closed to the general public, and for purposes of LIBOR, London, UK.
"Code" means the Internal Revenue Code of 1986, as amended.
"Debt" has the meaning specified in the Guaranty.
"Equipment" means the items, units and groups of personal property, software, software licenses, licensed materials and fixtures consisting of new IT type of equipment described in each Equipment Note, together with all replacements, parts, additions, accessories and substitutions therefor; and "item of Equipment" means a commercial unit of such property which in commercial usage is treated as a single whole, division of which materially impairs its character or value on the market or in use, and includes each functionally integrated and separately marketable group or unit of Equipment and may be a single article (such as a machine) or a set of articles (such as a suite of furniture or a line of machinery). Without limiting the generality of the foregoing, the aggregate value of the items of Equipment constituting software and software licenses shall not exceed $30,000,000.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Existing Advances" means each of the “Advances” (as defined in the Existing Loan Agreement) made pursuant to the Existing Loan Agreement. The parties hereto agree that Existing Advances were made in the aggregate principal amount of $53,970,027.37, of which $49,080,521.40 remains unpaid as of the Closing Date.
"Existing Equipment Notes" means the “Equipment Notes” (as defined in the Existing Loan Agreement) listed on Annex II hereto.
"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guaranty" means the Amended and Restated Guaranty dated as of April 4, 2016 by Guarantor in favor of Lender (as amended, amended and restated, supplemented or otherwise modified from time to time).
"Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any interest of a vendor or lessor under any conditional sale or other title retention agreement and any lease in the nature thereof).
"Material Adverse Effect" means a material adverse effect on the business, financial condition or operations of Guarantor and its Subsidiaries (including Borrower), taken as a whole.
"Obligations" means and includes all obligations of Borrower owing to Agent or Lender, including any obligations owing to any Assignee Lender, under this Loan Agreement, any Equipment Note, the Assignment Agreement or Related Agreement, or of Guarantor owing to Agent or Lender, including any obligations owing to any Assignee Lender, under the Guaranty, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, whether for payment or performance, regardless of how the same may arise or by what instrument, agreement or book account they may be evidenced.
"Permitted Jurisdiction" means Denmark, Finland, Iceland, Norway, Sweden, Aland Islands, Faroe Islands, Greenland and each other country that is a member of the European Union.

"Permitted Liens" means, with respect to any person, any of the following Liens: (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (b) Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (c) liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments; (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property; (e) encumbrances arising under leases or subleases of real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted at such real property; (f) encumbrances arising under licenses or sublicenses of intellectual property granted in the ordinary course of such Person’s business; (g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business; (h) Liens of Agent in connection with this Loan Agreement, the Equipment Notes and the Related Agreements; and (i) any leasehold interest of a lessee in connection with a Lease.
"Prepayment Amount" means, collectively, the entire unpaid principal balance of any Equipment Note as of any particular date, together with all accrued interest and other charges then owing under such Equipment Note.
"Related Agreement" means and includes this Loan Agreement, the Guaranty, any Equipment Note, the Assignment Agreement and any other agreement signed by Borrower or Guarantor relating to the foregoing.
"Software" means licenses of enterprise service management software and mainframe service management software financed with any proceeds of an Advance.
"Subsidiary" of any person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Guarantor.
"Taxes" means, with respect to Section 19(h) hereof, all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"UCC" means the Uniform Commercial Code in effect in the state specified in Section 19(f) of this Loan Agreement.
"Vendor" means the manufacturer, distributor, supplier or other seller (whether or not a merchant or dealer) of the Equipment and any sales representative or agent thereof.
19.    Miscellaneous. (a) At Lender's request, Borrower shall execute, deliver, file and record such UCC financing statements and other documents as Lender deems necessary to protect Agent’s interest in the Equipment and to effectuate the purposes of any Equipment Note or Related Agreement (it being understood that Borrower shall not be required to enter into any deposit account control agreement or securities account control agreement), and Borrower authorizes, and irrevocably appoints Agent as its agent and attorney-in-fact, with right of substitution and coupled with an interest, to (i) execute, deliver, file, and record any such item, and to take such action for Borrower and in Borrower's name, place and stead, (ii) make minor corrections to manifest errors in factual data in any Equipment Note and any addenda, attachments, exhibits and riders thereto, and (iii) after the occurrence of an Event of Default, enforce claims relating to the Equipment against insurers, Vendors or other persons, and to make, adjust, compromise, settle and receive payment under such claims (but without any obligation to do so).
(b) Federal law requires all financial institutions to obtain, verify and record information that identifies each entity that obtains a loan or other financial accommodation. The first time Borrower requests a financial accommodation from Lender, Lender may ask for Borrower’s (or Guarantor’s) legal name, address, tax ID number and other identifying information. Borrower shall promptly provide copies of business licenses or other documents evidencing the existence and good standing of Borrower or Guarantor requested by Lender.
(c) Time is of the essence in the payment and performance of all of Borrower’s Obligations under any Equipment Note or Related Agreement. This Loan Agreement, and each Equipment Note or Related Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. All demands, notices, requests, consents, waivers and other communications concerning this Loan Agreement and any Equipment Note or Related Agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, addressed to each party at the address provided herein, or at such other address as may hereafter be furnished in writing by such party to the other.
(d) Except as otherwise agreed between Borrower and Lender in writing, Borrower shall reimburse Lender upon demand for costs and expenses incurred by Lender in connection with the execution and delivery of this Loan Agreement and any Equipment Note or Related Agreement entered into on the Closing Date. Borrower shall reimburse Lender on demand for all costs (including Attorneys’ Fees) incurred by Lender in connection with any amendment or waiver of the terms of this Loan Agreement or any Equipment Note or Related Agreement requested by Borrower. Nothing in this clause (d) shall obligate Borrower to pay the normal costs and expenses of Lender (including Attorneys’ Fees) in the administration of this Loan Agreement or the issuance of any Equipment Note or the making of any Advance after the Closing Date.
(e) To the fullest extent permitted by applicable law, any provisions of this Loan Agreement or any Equipment Note or Related Agreement which are unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions thereof, and any such unenforceability shall not render unenforceable such provisions in any other jurisdiction. Any requirement for the execution and delivery of any document, instrument or notice may be satisfied, in Lender’s discretion, by authentication as a record within the meaning of, and to the extent permitted by, Article 9 of the UCC.
(f) THIS LOAN AGREEMENT AND ANY EQUIPMENT NOTE OR RELATED AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL DISTRICT COURT FOR THE STATE OF NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO WAIVE ANY OBJECTIONS BASED UPON VENUE OR “FORUM NON CONVENIENS” IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PARTIES HERETO HEREBY waive all right to a trial by jury in any action or proceeding based hereon. IN NO EVENT SHALL LENDER HAVE ANY LIABILITY TO BORROWER FOR INCIDENTAL, GENERAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Any cause of action by Borrower against Lender relating to this Loan Agreement or any Equipment Note or Related Agreement shall be brought within one year after any such cause of action first arises, and, to the fullest extent permitted by applicable law, Borrower hereby waives the benefit of any longer period provided by statute.
(g) EACH EQUIPMENT NOTE, TOGETHER WITH THIS LOAN AGREEMENT AND ANY RELATED AGREEMENTS, (i) CONSTITUTES THE FINAL AND ENTIRE AGREEMENT BETWEEN THE PARTIES SUPERSEDING ALL CONFLICTING TERMS OR PROVISIONS OF ANY PRIOR PROPOSALS, APPROVAL LETTERS, TERM SHEETS OR OTHER AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, (ii) MAY NOT BE CONTRADICTED BY EVIDENCE OF (X) ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS, OR (Y) ANY CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES; AND (iii) MAY NOT BE AMENDED, NOR MAY ANY RIGHTS THEREUNDER BE WAIVED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY CHARGED WITH SUCH AMENDMENT OR WAIVER.
(h) (i) If, due to either (A) the introduction of or any other change in or in the interpretation of any law or regulation, in each case after the Closing Date or (B) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) in each case issued after the Closing Date, there shall be any increase in the cost (other than with respect to Taxes) to Lender of agreeing to make or making, funding or maintaining Advances made to Borrower, then Borrower shall from time to time, upon demand by Lender (with a copy of such demand to Agent) pay Agent for the account of Lender additional amounts sufficient to compensate Lender for such increased cost. A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to Borrower and Guarantor and Agent by Lender shall be conclusive and binding for all purposes absent manifest error. (ii) If Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) in each case issued after the Closing Date affects or would affect the amount of capital or liquidity required or expected to be maintained by Lender or any corporation controlling Lender and the amount of such capital or liquidity is increased by or based upon the existence of Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by Lender (with a copy of such demand to Agent) Borrower shall immediately pay to Agent for the account of Lender from time to time as specified by Lender, additional amounts sufficient to compensate Lender or such corporation in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of Lender’s commitment to lend hereunder. A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to Borrower, Guarantor and Agent by Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt and notwithstanding anything in this Section to the contrary, clause (ii) of this Section 19(h) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and clause (ii) of this Section 19(h) shall apply to all the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities in each case pursuant to Basel III, regardless of the date enacted, adopted or issues or implemented.

In Witness Whereof, Lender and Borrower have executed this Loan Agreement as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC (Lender)
By: /s/ Terri J. Preston Print Name: Terri J. Preston Title: Vice President

CSC Asset Funding I LLC (Borrower)

  By: CSC Finance Company LLC, its Sole Member
     By: Computer Sciences Corporation, its Sole Member

By: /s/ H.C. Charles Diao
Name:H.C. Charles Diao
Title:Vice President, Finance and Corporate Treasurer

Taxpayer ID # : 46-5598425
NOTICE ADDRESS:
c/o COMPUTER SCIENCES CORPORATION
3170 Fairview Park Drive
Falls Church, VA 22042
USA

Attention: Executive Vice President and General Counsel

Acknowledged and agreed to by:

Computer Sciences Corporation (Guarantor)

By:         /s/ H.C. Charles Diao
Name:        H.C. Charles Diao
Title:        Vice President, Finance and Corporate Treasurer

BANK OF AMERICA, N.A.,
As Agent

By:         /s/ Bridgett J. Manduk Mowry
Print Name:     Bridgett J. Manduk Mowry
Title:         Vice President

EXHIBIT A

Form of Borrowing Certificate

EXHIBIT A

FORM OF BORROWING CERTIFICATE

ADVANCE REQUEST NO. [___]

[__________ ___, 201[_]

Bank of America, N.A.
Agency Management
135 South LaSalle Street
Mail Code: IL4-135-09-61
Chicago, IL 60604
Tel: 312-828-3559
Fax: 877-207-2883

Ladies and Gentlemen:

In accordance with that certain Amended and Restated Master Loan and Security Agreement dated as of April 4, 2016 (together with the Equipment Notes related thereto, the “Loan Agreement”) by and among CSC Asset Funding I LLC (the “Borrower”), Bank of America, N.A., as Agent for the Lender and Banc of America Leasing & Capital, LLC for itself (together with its permitted successors and assigns, including the Assignee Lenders under the Assignment Agreement, "Lender"), and acknowledged and agreed to by Computer Sciences Corporation as guarantor, Borrower does hereby request an advance (the “Advance Request”) of funds in the amount of $________________ (the “Advance”) to be secured by the attached list of Equipment.

1.    As a material inducement to Lender agreeing to make the Advance, Borrower hereby represents, warrants, agrees, and acknowledges that:

(i)	Enclosed herewith are the documents required for this Advance pursuant to Section 4(b) of the Loan Agreement; and

(ii)
The representations and warranties contained in the Loan Agreement and in each Related Agreement are correct in all material respects on and as of the date hereof (except those representations and warranties that expressly relate to a prior date, which were correct as of such prior date), and, on and as of the date hereof, no Default or Event of Default has occurred and is continuing.

2.    Borrower hereby acknowledges and agrees that any sums advanced to Borrower pursuant to this Advance Request shall become part of the Maximum Loan Amount.

3.    Borrower irrevocably requests that Lender make the Advance pursuant to the following wire instructions:

Bank Name:
Bank Address:
ACH ABA No.:
Wire ABA No.:
Account Number:
Fed ID No.:
Re:            [______________].

4.    This Advance Request will serve as the request and authorization of Borrower for Lender to make the Advance to Borrower as set forth above. Lender is authorized to follow the instructions set forth herein.

5.    Borrower acknowledges and agrees that Lender shall have no duty or obligation to verify the validity, sufficiency or genuineness of any document submitted to Lender or confirm or establish the authority or identity of the person submitting this Advance Request. Lender is not responsible for errors or omissions made by Borrower.

6.    Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

BORROWER:

CSC Asset Funding I LLC
By:	CSC Finance Company LLC, its Sole Member
By:	Computer Sciences Corporation, its Sole Member

By:
Name:H.C. Charles Diao
Title:Vice President, Finance and Corporate Treasurer

ANNEX I

Master Assignment and Assumption

Master Assignment and Assumption
This Master Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between each of Citizens Asset Finance, Inc. (formerly known as RBS Asset Finance, Inc.), U.S. Bank Equipment Finance, a division of U.S. Bank National Association and Sumitomo Mitsui Banking Corporation (each, an “Assignor”) and each of Banc of America Leasing & Capital, LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (each, an “Assignee”). It is understood and agreed that the rights and obligations of the Assignors and the Assignees hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment Agreement identified below (as amended, supplemented and otherwise modified prior to the Effective Date, the “Assignment Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, each Assignor hereby irrevocably sells and assigns to the respective Assignees, and each Assignee hereby irrevocably purchases and assumes from the respective Assignors, subject to and in accordance with the Standard Terms and Conditions and the Assignment Agreement, as of the Effective Date (i) all of the respective Assignors’ rights and obligations in their respective capacities as Assignee Lenders under the Assignment Agreement and any other documents or instruments delivered pursuant thereto in the amounts and equal to the percentage interests identified below of all the outstanding rights and obligations under the facility identified below (including without limitation any guarantees included in such facility but excluding each Assignor’s commitment to fund its pro-rata share of any Advances (as defined in the Loan Agreement)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the respective Assignors (in their respective capacities as Assignee Lenders) against any Person, whether known or unknown, arising under or in connection with the Assignment Agreement and arising from an event occurring on or after the Effective Date, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by any Assignor to any Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, an “Assigned Interest”). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by any Assignor.

1.	Assignors: Citizens Asset Finance, Inc. (formerly known as RBS Asset Finance, Inc.)
U.S. Bank Equipment Finance, a division of U.S. Bank National Association
Sumitomo Mitsui Banking Corporation

2.    Assignees:        Banc of America Leasing & Capital, LLC
The Bank of Tokyo-Mitsubishi UFJ, Ltd.

3.    Borrower:        CSC Asset Funding I LLC
4.    Lender:            Banc of America Leasing & Capital, LLC, as Lender under the Loan Agreement
5.    Agent:            Bank of America, N.A., as Agent under the Assignment Agreement
6.    Loan Agreement:        Master Loan and Security Agreement dated as of May 28, 2014 by and among the Borrower, the Guarantor, BALC, as lender, and the Agent (each as defined below) (as amended, supplemented and otherwise modified prior to the Effective Date, the “Loan Agreement”).
7.    Assignment Agreement:
Assignment Agreement dated as of May 28, 2014 by and among Banc of America Leasing & Capital, LLC (“BALC”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (as assignee of BTMU Capital Leasing & Finance, Inc., “BTMU”), U.S. Bank Equipment Finance, a division of U.S. Bank National Association (“U.S. Bank”), Citizens Asset Finance, Inc. (formerly known as RBS Asset Finance, Inc.) (“Citizens”) and Sumitomo Mitsui Banking Corporation, as assignee lenders (“SMBC”, together with BALC, BTMU, U.S. Bank and Citizens, each an “Assignee Lender” and collectively the “Assignee Lenders”), Bank of America, N.A., as agent (“Agent”) and, with respect to Section 4(b) only of such Assignment Agreement, CSC Asset Funding I LLC, as the borrower (the “Borrower”) and Computer Sciences Corporation, as the guarantor (the “Guarantor”).

8.    Assigned Interests:

Assignee	Ending Balance Assigned[1]	Total Amount to be paid by Assignee on the Effective Date[2]	Pro Rata Share Assigned[3]
Banc of America Leasing & Capital, LLC	$9,816,104.30	$9,823,398.23	20.00000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$9,816,104.30	$9,823,398.23	20.00000000%
9.     Effective Date: April 4, 2016
10.    Committed Amount. Each Assignor hereby consents to the Amendment and Restatement and the amendment and restatement of the other Loan Documents only to the extent necessary to reduce each Assignor’s Committed Amount to $0.00. Each party hereto acknowledges and agrees (and consents to the fact) that (a) after giving effect to the Amendment and Restatement and this Assignment and Assumption, each Assignor’s commitment to fund its pro-rata share of any Advances (as defined in the Loan Agreement) shall be terminated, each Assignor’s Committed Amount shall be $0.00 and each Assignor shall cease to be an “Assignee Lender” under (and as defined in) the Amended and Restated Assignment Agreement and (b) each Assignor shall receive the amount listed next to its name below, at the wiring instructions listed next to its name below, as consideration for its sale and assignment of its Assigned Interests to the Assignees:

Assignor	Consideration Payment[4]	Wiring Instructions
Citizens Asset Finance, Inc. (formerly known as RBS Asset Finance, Inc.)	$2,455,849.54 from BALC $2,455,849.54 from BTMU	Bank Name: Citizens Bank, N.A. ABA #: 241070417 Account #: Reference: CSC Asset Funding I LLC 001-016
U.S. Bank Equipment Finance, a division of U.S. Bank National Association	$4,911,699.09 from BALC $4,911,699.09 from BTMU	Bank Name: JP Morgan Chase Bank ABA #: 021000021 Account # Beneficiary: USBEF Exchange Co Collection Acct
Sumitomo Mitsui Banking Corporation	$2,455,849.59 from BALC $2,455,849.59 from BTMU	Bank: Citibank, N.A. ABA#: 021 000 089 Account Name: Sumitomo Mitsui Banking Corporation NY Branch Account Number: Attn: PSC-Loan Services Ref: CSC Asset Funding I LLC

1    To be each Assignee’s ratable share of the outstanding principal owed to the Assignors immediately prior to giving effect to the amendment and restatement (the “Amendment and Restatement”) of both (i) the Loan Agreement in the form of the Amended and Restated Master Loan and Security Agreement to be dated as of the Effective Date (the “Amended and Restated Loan Agreement”) and (ii) the Assignment Agreement in the form of the Amended and Restated Assignment Agreement to be dated as of the Effective Date (the “Amended and Restated Assignment Agreement”).
2    To include each Assignee’s ratable share of the outstanding principal and accrued interest (and fees, if any) owed to the Assignors as of the Effective Date.
3    To be each Assignee’s ratable share of Assignors’ “pro-rata shares” immediately prior to giving effect to the Amendment and Restatement.
4    To be the sum of all outstanding principal and accrued interest (and fees, if any) owed to each Assignor as of the Effective Date.
[Remainder of page intentionally left blank; signature pages follow]

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNORS:
CITIZENS ASSET FINANCE, INC. (F/K/A RBS ASSET FINANCE, INC.)
By:______________________________
Name:
Title:

U.S. BANK EQUIPMENT FINANCE, a division of U.S. BANK NATIONAL ASSOCIATION
By:______________________________
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION
By:______________________________
Name:
Title:

ASSIGNEES:
BANC OF AMERICA LEASING & CAPITAL, LLC
By:______________________________
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:______________________________
Name:
Title:

[Signatures continue on following page]

Consented to and Accepted:
BANK OF AMERICA, N.A., as
Agent
By_________________________________
Name:
Title:

Consented to, acknowledged and agreed:

COMPUTER SCIENCES CORPORATION

By_________________________________
Name:
Title:

CSC ASSET FUNDING I LLC
By________________________________
Name:
Title:

ANNEX 1 to Master Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignors. Each Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement, the Assignment Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, the Guarantor or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Guarantor or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignees. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (ii) it meets all the requirements to be an Eligible Assignee under Section 9(h) of the Assignment Agreement (subject to such consents, if any, as may be required under the Assignment Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Assignment Agreement as an Assignee Lender thereunder (subject to the Amendment and Restatement) and, to the extent of the relevant Assigned Interest, shall have the obligations of an Assignee Lender thereunder (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the relevant Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the relevant Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and the Assignment Agreement, and has received or has been accorded the opportunity to receive such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Assignee Lender; and (b) agrees that (i) it will, independently and without reliance upon the Agent, any Assignor or any other Assignee Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as an Assignee Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the relevant Assignee whether such amounts have accrued prior to, on or after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to the conflict of laws principles of such state (other than Sections 5-1401 and 5-1402 of the General Obligations Law)), including all matters of construction, validity and performance.

ANNEX II

Existing Equipment Notes

Equipment Security Note Number 27108-70001 in the principal amount of $330,799.55, dated as of April 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70002 in the principal amount of $347,863.85, dated as of April 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70003 in the principal amount of $368,423.04, dated as of April 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70004 in the principal amount of $552,634.56, dated as of April 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70005 in the principal amount of $249,917.40, dated as of June 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70006 in the principal amount of $249,917.40, dated as of June 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70007 in the principal amount of $840,097.50, dated as of June 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70008 in the principal amount of $1,663,200.00, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70009 in the principal amount of $1,185,423.00, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70010 in the principal amount of $1,320,167.68, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70011 in the principal amount of $1,736,127.00, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70012 in the principal amount of $483,117.92, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70013 in the principal amount of $745,073.46, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70014 in the principal amount of $568,532.40, dated as of September 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70015 in the principal amount of $499,436.90, dated as of October 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70016 in the principal amount of $165,405.80, dated as of October 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70017 in the principal amount of $378,070.40, dated as of October 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70018 in the principal amount of $79,147.00, dated as of October 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70019 in the principal amount of $39,573.50, dated as of October 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70020 in the principal amount of $2,690,481.20, dated as of October 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70021 in the principal amount of $23,423,012.00, dated as of November 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70022 in the principal amount of $2,237,681.25, dated as of November 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70023 in the principal amount of $1,225,265.86, dated as of November 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70024 in the principal amount of $1,225,265.86, dated as of November 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70025 in the principal amount of $2,152,526.49, dated as of November 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70026 in the principal amount of $2,674,528.74, dated as of November 15, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70027 in the principal amount of $834,652.50, dated as of December 29, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70028 in the principal amount of $1,662,088.50, dated as of December 29, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70029 in the principal amount of $1,320,167.68, dated as of December 29, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70030 in the principal amount of $643,968.00, dated as of December 29, 2015, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70031 in the principal amount of $519,987.94, dated as of February 15, 2016, executed by Borrower in favor of Lender (and acknowledged by Guarantor)

Equipment Security Note Number 27108-70032 in the principal amount of $1,557,471.99, dated as of March 15, 2016, executed by Borrower in favor of Lender (and acknowledged by Guarantor)